UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2014

XO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35217	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

195 Broadway, 25th Floor New York, New York	10007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 219-8555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: XO Group Inc. (the “Company”) is filing this Current Report on Form 8-K/A (this “Form 8-K/A”) to (1) report under Item 2.01 the completion of the disposition of its Ijie operations in China and Hong Kong (the “Ijie Operations”) and (2) amend and update its Current Report on Form 8-K filed on November 6, 2014 to provide the cost estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to such disposition.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 30, 2014, the Company completed the disposition of its Ijie Operations to PUM Development Co, Ltd. and Novel Horizon Ventures Limited (collectively, the “Counterparties”), pursuant to arrangements among the Company, the Counterparties and TK Investment Company Limited (“TK Investment”). The disposition consisted of the acquisition by the Counterparties of 95% of the issued share capital of TK Investment, which holds the Ijie Operations, for consideration consisting primarily of the assumption of ongoing operating responsibility of the Ijie Operations, plus a nominal cash payment of $1.00. The Company will retain 5% of the issued share capital of TK Investment.

The Company determined that this disposition of the Ijie Operations is in the best interest of the Company and its stockholders. As a result of this disposition, the Company will not be investing any additional capital to fund the Ijie Operations. Additionally, the Company will avoid costs such as severance that would have been associated with a potential shut down of the Ijie Operations. Furthermore, the losses of the Ijie Operations incurred by the Company will no longer be incurred by the Company since the disposition transaction described above has closed.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On November 4, 2014, the Company committed to a plan to exit its Ijie Operations by December 31, 2014, which led to the disposition of the Ijie Operations pursuant to the arrangements described in Item 2.01 of this Form 8-K/A. This action is the result of the reasons described in the second paragraph under Item 2.01 above.

The Company estimates that it will recognize a pre-tax loss on the disposition of the Ijie Operations in the aggregate amount of approximately $3.0 million in the fourth quarter of 2014. The loss relates primarily to $1.5 million of carrying value of net assets in excess of the proceeds from the disposition, $1.3 million of disposal costs and $0.2 million associated with the realization of the cumulative translation adjustment. Approximately $1.3 million of these charges are expected to be cash-based.

* * * * * * * * * * * *

This report on Form 8-K/A contains projections and other forward-looking statements regarding future events and our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter and year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change. Although these expectations may change, we will not necessarily inform you if they do nor will we necessarily update the information contained in this report on Form 8-K/A. Readers are urged to read the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements. Forward-looking statements in this report are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Pro forma financial information pursuant to Article 11 of Regulation S-X is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

99.1	Pro forma financial information of XO Group Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO GROUP INC.
(Registrant)

Date: December 31, 2014	By:	/s/ GILLIAN MUNSON
Gillian Munson
Chief Financial Officer